Exhibit 99.1

Jerash Holdings Commences Face Mask, New Customer Shipments

Fairfield, New Jersey – May 26, 2020 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today announced that its factories are preparing Jerash’s first shipments of non-medical, washable, and breathable face masks to customers, as well as the first garment shipments to a new customer, a designer and supplier of apparel to the promotional apparel market.

“We are excited to be preparing the first shipments of non-medical face mask products and our first shipments to a new customer we secured last year, one of the top suppliers in fashion blanks in the world market,” said Samuel Choi, Chairman and Chief Executive Officer of Jerash. “We believe that many companies, including current and prospective Jerash customers, will want to offer comfortable, easy-to-wear branded face mask products for general consumer wear. We had begun to make non-medical face mask products at the start of the pandemic, prior to the national closure in Jordan, and leveraged this experience to manufacture products for the broader consumer market as countries around the world shift to re-opening their economies.”

“We are beginning garment shipments to a new customer in the promotional apparel market as we continue to diversify our customer base and deploy the additional capacity of the new factory we opened in March 2020,” said Gilbert Lee, Chief Financial Officer of Jerash. “While we anticipate that existing customers will adjust orders to account for the COVID-19 outbreak’s impact on the retail sector, we are simultaneously working to deploy any capacity those adjustments may create with new customers seeking to take advantage of Jerash’s duty-free import status to the United States and European Union. We have also seen several orders that were initially put on hold being reactivated as economic forecasts continue to improve. In addition to ongoing orders, we are discussing additional categories of products we can produce with certain customers, in line with our goal to further diversify our product portfolio. Our focus is to emerge from this pandemic with a more diverse customer and product base as we continue to focus on our long-term growth plans.”

Jordan continues to advance its reopening plans, including easing of work restrictions on local workers. Jerash initially resumed production with its dormitory-based workforce, enabling closer control over outside interactions as part of Jordan’s carefully controlled response to the COVID-19 outbreak. Jerash’s main factories in the Qualified Industrial Zone in Amman have resumed operations, as has the satellite sewing factory south of the city. All of Jerash’s facilities are maintaining strict hygiene and health measures developed in close collaboration with Jordan’s health ministry. These factories are producing orders to major global brand customers worldwide across a growing range of garment categories.

“We have worked closely with the Jordanian government to plan and implement best practices to protect our workers and mitigate the risks associated with the COVID-19 outbreak,” said Lee. “Jordan responded swiftly and effectively to limit the spread of COVID-19 in March and April, and we are now doing our part as a responsible employer to continue protecting our workers and their families as we increase production volumes in order to meet growing demand from our customers, many of whom use Jerash as a key strategic supplier.”

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, Columbia, VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, etc.). Its production facilities comprise five factory units and three warehouses and it currently employs approximately 4,000 people. The total annual capacity at its facilities was approximately 8.0 million pieces as of the end of calendar year 2019. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact Information:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com